UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2012

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-34641	27-1197863
(Commission File Number)	(IRS Employer ID Number)

3900 Paramount Parkway, Suite 150, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 456-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2012, Furiex Pharmaceuticals, Inc. and our wholly-owned subsidiary Genupro, Inc. entered into a license and asset transfer agreement with Alza Corporation, or Alza, and Janssen Pharmaceutica, NV, or Janssen, whereby Alza and Janssen will transfer to us worldwide rights for Priligy®. To facilitate a uniform transition, Janssen will continue to manufacture and manage certain clinical and regulatory activities with respect to Priligy for a pre-defined period after the closing date of the agreement. We will be obligated to pay Alza for transition services provided to us in the amount of $15.0 million over the transition period. In addition, we might be obligated to pay Alza up to $19.0 million in potential on-going clinical study costs and up to $1.0 million for reasonable out of pocket expenses over the transition period. We must also pay Alza fees related to the product sales and distribution activities that Alza will perform on our behalf during the transition period pursuant to a sales services agreement to be negotiated and executed prior to the effectiveness of the asset transfer agreement. We believe the transition period will be nine to 12 months. Janssen will continue to make Priligy available to patients until the marketing authorizations are transferred, at which time commercialization of the product will transition to us or our licensee.

The term of the asset transfer agreement will expire on the latest of the completion of the transition of the product rights to us, the expiration of our last payment obligation to Alza, or the expiration of the last-to-expire ancillary agreement.

On May 14, 2012, our wholly-owned subsidiary Genupro also entered into a license agreement with Berlin-Chemie AG (Menarini Group), or Menarini, by which we will license to Menarini exclusive rights to commercialize Priligy in Europe, most of Asia, Africa, Latin America and the Middle East. We will retain full development and commercialization rights in the United States, Japan and Canada. Menarini will assume responsibility for commercialization activities in the licensed territories and will fund the ongoing clinical studies being performed by Alza. Under the terms of the agreement with Menarini, we will be eligible to receive $15.0 million in upfront payments, up to $19.0 million to fund potential on-going clinical study costs, up to $20.0 million in regulatory and launch-based milestones, up to $40.0 million in sales-based milestones, and tiered royalties on product sales ranging from the mid-teens to mid-twenties in percentage terms.

The term of the license agreement (and the period during which Menarini must pay us royalties in a particular county for a particular product) will end, on a country-by-country basis, upon the latest of (i) the expiration of a valid relevant patent claim in that country, (ii) the expiration of marketing and data exclusivity, and (iii) the approval of a product in that country containing dapoxetine for use, on an as needed basis, for premature ejaculation.

Either party may terminate the license agreement upon an uncured breach of the agreement by the other party. We may terminate the agreement if Menarini does not achieve specified net sale targets within a specified time period. Menarini may extend the time period by paying us a specified fee, which fee will be credited towards the first sales-based milestone payment due. We may also terminate the license agreement if Menarini challenges any of the patents we are licensing to Menarini. The license agreement will terminate upon any termination of the Termination and License Agreement by which Eli Lilly and Company assigned us licensed patents and granted us intellectual property rights related to dapoxetine and Priligy.

If Menarini terminates the license agreement because we enable a third party to sell Priligy under licensed patents without Menarini’s authorization, Menarini may elect to have its license rights continue, in which case Menarini’s regulatory milestone payment obligations will be eliminated and its sales-based milestone and royalty payment obligations will be reduced by a specified amount. Menarini may terminate the license if, in a particular calendar year, the sum of its share of all third party intellectual property infringement and licensing costs exceeds the amounts payable by Menarini to us (which excess Menarini must pay to us).

The asset transfer and license agreements are subject to various closing conditions, including negotiation and execution of ancillary agreements. We believe these transactions will close in the third quarter of 2012.

The descriptions of the asset transfer and Priligy license agreements provided above are qualified in their entirety by reference to the full and complete terms contained in the respective agreement, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

Item 8.01.	Other Events.

On May 14, 2012, Furiex issued press releases announcing its entry into the license and asset transfer and Priligy license agreements, respectively. Copies of these press releases are attached as Exhibits 99.1 and 99.2.

The information in this Item 8.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued May 14, 2012.

99.2	Press release issued May 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FURIEX PHARMACEUTICALS, INC.

Date: May 15, 2012

/s/ Marshall H. Woodworth
Marshall H. Woodworth
Chief Financial Officer